Exhibit 2

                                VOTING AGREEMENT


           VOTING AGREEMENT, dated as of April 20, 2004 (this "Agreement"), between Constellation, LLC, a Delaware limited liability company ("Newco"), The DIRECTV Group, Inc., a Delaware corporation ("Parent"), Hughes Communications, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent ("HCI"), Hughes Communications Galaxy, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent ("HCG") and Hughes Communications Satellite Services, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent ("HCSS", and together with Parent, HCI, HCG and HCSS, the "Stockholders" and individually each a "Stockholder").

           WHEREAS, concurrently herewith, Newco, PanAmSat Corporation, a Delaware corporation (the "Company"), Parent, and PAS Merger Sub, Inc., a Delaware corporation (the "Merger Sub") and a wholly owned subsidiary of Parent, are entering into a Transaction Agreement (the "Transaction Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Transaction Agreement), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into the Company (the "Merger") and each outstanding share of common stock, par value $0.01 per share, of the Company (the "Company Common Stock"), other than the Company Common Stock held by the Stockholders and certain other capital stock identified therein, will be converted into the right to receive the Merger Consideration;

           WHEREAS, (i) HCI is the beneficial owner 14,477,240 shares of Company Common Stock, (ii) HCG is the beneficial owner of 88,605,390 shares of Company Common Stock and (iii) HCSS is the beneficial owner of 17,729,545 shares of Company Common Stock (collectively, the "Owned Shares"; the Owned Shares, including any shares acquired by any Stockholder after the date hereof and prior to the termination hereof, including without limitation, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange, or change of such shares, or upon exercise or conversion of any securities, that are, from time to time, beneficially owned by any Stockholder sometimes referred to herein as the "Shares" or otherwise, are collectively referred to herein as the "Covered Shares");

           WHEREAS, in order to induce Newco to enter into the Transaction Agreement and to proceed with the transactions contemplated thereby, including the Merger, Newco and the Stockholders are entering into this Agreement; and

           WHEREAS, the Stockholders acknowledge that Newco is entering into the Transaction Agreement in reliance on the representations, warranties, covenants and other agreements of the Stockholders set forth in this Agreement and would not enter into the Transaction Agreement if any Stockholder did not enter into this Agreement.

           NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Newco and the Stockholders hereby agree as follows:

           1. Agreement to Vote.

           (a) Prior to the Termination Date (as defined herein), each Stockholder agrees that it shall at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), however called, (i) when a meeting is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum, (ii) vote (or caused to be voted) in person or by proxy all Covered Shares in favor of the Merger and any other matters necessary for consummation of the Merger and (iii) vote (or cause to be voted) all Covered Shares against (A) any proposal for any recapitalization, reorganization, liquidation, merger, sale of assets or other business combination between the Company and any other person (other than the Merger) and
(B) any other action that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the transactions contemplated by the Transaction Agreement, any transactions contemplated by this Agreement or any transaction that results in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of the Company or Parent under the Transaction Agreement.

           (b) EACH STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS, NEWCO, THE SENIOR MEMBER OF NEWCO, AND ANY OTHER DESIGNEE OF NEWCO, EACH OF THEM INDIVIDUALLY, SUCH STOCKHOLDER'S IRREVOCABLE (UNTIL THE TERMINATION DATE) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE COVERED SHARES AS INDICATED IN CLAUSE (a) OF THIS SECTION 1. EACH STOCKHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE TERMINATION DATE) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY SUCH STOCKHOLDER WITH RESPECT TO THE COVERED SHARES.

           (c) Except as set forth in clause (a) of this Section 1, No Stockholder shall be restricted from voting in favor of, against or abstaining with respect to any matter presented to the stockholders of the Company. In addition, nothing in this Agreement shall give Newco the right to vote any Covered Shares at any meeting of the stockholders of the Company other than as provided in this Section 1.

           2. No Inconsistent Agreements. Each Stockholder hereby covenants and agrees that, except as contemplated by this Agreement, it (a) has not entered into, and shall not enter into at any time prior to the Termination Date, any voting agreement or voting trust with respect to the Covered Shares and (b) has not granted, and shall not grant at any time prior to the Termination Date, a proxy or power of attorney with respect to the Covered Shares, in either case, which is inconsistent with its obligations pursuant to this Agreement.

           3. Termination. This Agreement shall terminate upon the earliest of
(a) the Effective Time, (b) the termination of the Transaction Agreement in accordance with its terms and (c) written notice of termination of this Agreement by Newco to the Stockholders (any such date shall be referred to herein as the "Termination Date"); provided that Section 5(d) shall survive any termination of this Agreement.

           4. Representations and Warranties.


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
           (a) Representations and Warranties of Newco. Newco hereby represents and warrants to the Stockholders as follows:

                      (i) Valid Existence. Newco is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction under which it is organized.

                      (ii) Authority Relative to This Agreement. Newco has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Newco and the consummation by Newco of the transactions contemplated hereby have been duly and validly authorized by all necessary action, and no other proceedings on the part of Newco are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by Newco and, assuming due authorization, execution and delivery by the Stockholders, constitutes a legal, valid and binding obligation of Newco, enforceable against Newco in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Laws affecting creditors rights generally and, by general principles of equity, including good faith and fair dealing, regardless whether in a proceeding at equity or at law).

                      (iii) No Conflicts. Except for the applicable requirements of the Exchange Act (A) no filing with, and no permit, authorization, consent or approval of, any state, federal or foreign governmental authority is necessary on the part of Newco for the execution and delivery of this Agreement by Newco and the consummation by Newco of the transactions contemplated hereby and (B) neither the execution and delivery of this Agreement by Newco nor the consummation by Newco of the transactions contemplated hereby nor compliance by Newco with any of the provisions hereof shall (1) conflict with or violate the organizational documents of Newco, (2) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Newco pursuant to, any Contract to which Newco is a party or by which Newco or any property or asset of Newco is bound or affected or (3) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Newco or any of its properties or assets, except in the case of (2) or (3) for violations, breaches or defaults that would not in the aggregate materially impair the ability of Newco to perform its obligations hereunder.

           (b) Representations and Warranties of Stockholder. Each of the Stockholders, jointly and severally, hereby represents and warrants to Newco as follows:

                      (i) Ownership of Securities. The Stockholders are owners of record of the Covered Shares, free and clear of Liens and each of HCI, HCG and HCSS has sole voting power and sole power of disposition with respect to all of their respective Covered Shares, with no restrictions, subject to applicable federal securities laws on their rights of disposition pertaining thereto (other than as created by this Agreement). As of the date hereof, the Stockholders do not own


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
           beneficially or of record any equity securities of the Company other than the Owned Shares. No Stockholder has appointed or granted any proxy which is still in effect with respect to the Covered Shares.

                      (ii) Existence, Power; Binding Agreement. Each Stockholder is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholders and, assuming due authorization, execution and delivery by Newco, constitutes a legal, valid and binding obligation of each of the Stockholders, enforceable against such Stockholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Laws affecting creditors rights generally and, by general principles of equity, including good faith and fair dealing, regardless whether in a proceeding at equity or at law).

                      (iii) No Conflicts. Except for the applicable requirements of the Exchange Act (A) no filing with, and no permit, authorization, consent or approval of, any state, federal or foreign governmental authority is necessary on the part of any Stockholder for the execution and delivery of this Agreement by the Stockholders and the consummation by any Stockholder of the transactions contemplated hereby and (B) neither the execution and delivery of this Agreement by the Stockholders nor the consummation by any Stockholder of the transactions contemplated hereby nor compliance by any Stockholder with any of the provisions hereof shall (1) conflict with or violate, any provision of the organizational documents of any Stockholder, (2) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of any Stockholder pursuant to, any Contract to which a Stockholder is a party or by which a Stockholder or any property or asset of a Stockholder is bound or affected or (3) violate any order, writ, injunction, decree, statute, rule or regulation applicable to a Stockholder or any of their respective properties or assets, except in the case of (2) or (3) for violations, breaches or defaults that would not in the aggregate materially impair the ability of such Stockholder to perform its obligations hereunder.

                      (iv) Litigation. There is no action, suit, investigation, complaint or other proceeding pending against any Stockholder or, to the knowledge of the Stockholders, any other Person or, to the knowledge of the Stockholders, threatened against any Stockholder or any other Person that restricts in any material respect or prohibits (or, if successful, would restrict or prohibit) the exercise by any party of its rights under this Agreement or the performance by any party of its obligations under this Agreement.

           5. Certain Covenants of Stockholder. Except in accordance with the terms of this Agreement, each Stockholder, jointly and severally, hereby covenants and agrees as follows:

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
           (a) No Solicitation. Each of the Stockholders agrees that, prior to the Termination Date and except as permitted in the Transaction Agreement, it shall not, nor shall it permit any of its Subsidiaries (other the Company and its Subsidiaries) to, nor shall it authorize or permit any of its or such Subsidiaries' Representatives, directly or indirectly, to:

                      (i) solicit, initiate or otherwise take action to facilitate (including by way of furnishing information) or encourage the making by any Person (other than the other parties to the Transaction Agreement) of any Competing Transaction;

                      (ii) participate in any discussions or negotiations regarding, or furnish or disclose to any Person any information with respect to or in furtherance of, or take any other action to facilitate any inquiries with respect to, any Competing Transaction; or

                      (iii) execute or enter into any agreement, understanding or arrangement with respect to any Competing Transaction, or approve or recommend or propose to approve or recommend any Competing Transaction or any agreement, understanding or arrangement relating to any Competing Transaction (or resolve or authorize or propose to agree to do any of the foregoing actions).

           (b) Restriction on Transfer, Proxies and Non-Interference. Each Stockholder hereby agrees, at any time to the Termination Date, and except as contemplated hereby, not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Covered Shares, (ii) grant any proxies or powers of attorney, deposit any Covered Shares into a voting trust or enter into a voting agreement with respect to any Covered Shares or (iii) knowingly take any action that would make any representation or warranty of the Stockholders contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement. Notwithstanding anything to contrary in this Section 5.1(b), each Stockholder shall be permitted to sell, transfer or assign to another wholly owned subsidiary of Parent ("Transferee"); provided, that, (i) such Transferee shall agree in writing to become a party to, and be bound to the same extent as the transferring Stockholder by the terms of, this Agreement; whereupon such Transferee shall become a "Stockholder" hereunder and (ii) such transferring Stockholder shall provide Newco with notice of the sale, transfer or assignment. Any sale, transfer or assignment in violation of this provision shall be void.

           (c) The Stockholders agree, at any time prior to the Termination Date, to promptly notify Newco of the number of any new Shares acquired by the Stockholders, if any, after the date hereof.

           (d) Stockholder Profit.

                      (i) In the event that the Transaction Agreement shall have been terminated and a Termination Fee is payable to Newco at any time with respect to such termination, each Stockholder, as applicable, shall pay to Newco an amount equal to 50% of such Stockholder's


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
           profit (determined in accordance with this Section 5(d)) (i) from the sale or other disposition of any Shares pursuant to a Competing Transaction so long as the agreement with respect to such Competing Transaction is entered into or consummated within 12 months of the termination of this Agreement, (ii) from the sale or other disposition of any Shares (including a distribution to a Stockholder's shareholders, unless such distributee agrees to be bound by the terms of this Agreement) within 12 months of the termination of this Agreement which is not pursuant to a bona fide public offering of shares of Company Common Stock which sale or disposition is made at such time as a Competing Transaction is pending or (iii) from the sale of other disposition of any Shares pursuant to a Superior Proposal so long as the agreement with respect to such Superior Proposal is entered into or consummated within 12 months of the termination of this Agreement. Payment shall be made promptly upon the receipt of the proceeds from such sale or other disposition any only shall be required to be paid if completed.

                      (ii) For purposes of this Section 5(d), the profit of a Stockholder shall equal (A) the aggregate consideration received by such Stockholder for the Shares that were sold or disposed of, valuing any non-cash consideration (including any residual interest in the Company) at its fair market value on the date of such consummation, less (B) $23.50 per Share multiplied by the number of Shares sold or disposed of less (C) all out-of-pocket transaction costs incurred by such Stockholder directly in connection with such sale or disposition. With respect to a distribution of Shares to shareholders of a Stockholder at such time as a Competing Transaction is pending with respect to which a payment is required under Section 5(d)(i) above, the aggregate consideration shall be deemed to be the amount proposed to be paid pursuant to the Competing Transaction.

                      (iii) For purposes of this Section 5(d), the fair market value of any non-cash consideration consisting of:

                                 (1) securities listed on a national securities
                      exchange or traded or quoted on the Nasdaq shall be equal to the average closing price per share of such security as reported on the composite trading system of such exchange or by Nasdaq for the five trading days ending on the trading day immediately prior to the date of the value determination; and

                                 (2) consideration which is other than cash or
                      securities of the form specified in clause (1) of this
                      Section 5(d)(iii) shall be determined by a nationally recognized independent investment banking firm mutually agreed upon by the Newco and Stockholder within ten Business Days of the event requiring selection of such banking firm; provided, however, that if the parties are unable to agree within two Business Days after the date of such event as to the investment banking firm, then the parties shall each select one firm, and those firms shall select a third investment banking firm, which third firm shall make such determination; provided further, that the fees and expenses of such investment banking firm shall be borne equally by Newco and the Stockholders. The determination of the investment-banking firm shall be binding upon the parties.


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
                      (iv) Any payment of profit under this Section 5(d) shall be paid in the same proportion of cash and non-cash consideration as the aggregate consideration received by the Stockholders in the Competing Transaction or other disposition.

                      (v) The Stockholders shall not engage in any transaction with respect to the Shares with the primary purpose of depriving Newco of the intended benefits of this Agreement.

           6. Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall take such reasonable further action as may reasonably be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

           7. Amendment; No Waiver. Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each Stockholder and Newco or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

           8. Non-survival of Representations and Warranties. The respective representations and warranties of the Stockholders and Newco contained herein shall not survive the closing of the transactions contemplated hereby and by the Transaction Agreement.

           9. Notices. All notices shall be in writing and shall be deemed given
(i) when delivered personally, (ii) when telecopied (which is confirmed) or
(iii) one business day after dispatching by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         If to the Stockholders, to:

         The DIRECTV Group, Inc.
         P.O. Box 956
         2250 E. Imperial Highway
         El Segundo, CA  90245
         Attention:  Larry D. Hunter
         Telecopy Number:  (310) 964-0839

         with a copy to Stockholders' counsel (which shall not constitute notice to the Stockholders):

         Weil, Gotshal & Manges LLP
         767 Fifth Avenue
         New York, NY  10153
         Attention: Frederick S. Green
                    Michael E. Lubowitz
         Telecopy No.: (212) 310-8007


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
         If to Newco:

         Constellation, LLC
         c/o Kohlberg Kravis Roberts & Co. L.P.
         9 West 57th Street
         New York, New York 10019

         with a copy to Newco's counsel (which shall not constitute notice to the Stockholders):

         Simpson Thacher & Bartlett LLP
         425 Lexington Avenue
         New York, New York  10017
         Facsimile No:  (212) 455-2502
         Attention:  Gary I. Horowitz
                     Marni J. Lerner


           10. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term, provision, covenant or restriction of this Agreement is invalid, void, unenforceable or against regulatory policy, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

           11. Entire Agreement; Assignment. This Agreement and the Transaction Agreement (a) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise, except (i) that Newco may assign all or any of its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Newco; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

           12. Legal Counsel. The Stockholders acknowledge that they have been advised by, and have had the opportunity to consult with, their own attorney prior to entering into this Agreement. The Stockholders acknowledge that the attorneys for Newco represent Newco and do not represent the Stockholders in connection with the Transaction Agreement, this Agreement or any of the transactions contemplated hereby or thereby.


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
           13. Confidentiality. The Stockholders agree (i) to hold any non-public information regarding this Agreement and the Merger in strict confidence and (ii) except as required by law or legal process not to divulge any such non-public information to any third person.

           14. Specific Performance. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Accordingly, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. Any requirements for the securing or posting of any bond with such remedy are waived.

           15. Governing Law. This Agreement and any controversies arising with respect hereto shall be construed in accordance with and governed by the law of the State of Delaware (without regard to principles of conflict of laws that would apply the law of another jurisdiction).

           16. Exclusive Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement shall be brought against any of the parties in any Federal court located in the State of Delaware, or any Delaware state court, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or outside the State of Delaware. Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in Section 9 together with written notice of such service to such party, shall be deemed effective service of process upon such party

           17. Headings. The Section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

           18. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

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           IN WITNESS WHEREOF, Newco and the Stockholders have caused to be executed or executed this Agreement as of the date first written above.


                              Constellation, LLC

                              /s/ Alexander Navab
                              -----------------------------------------
                              Name: Alexander Navab
                              Title: President



                              The DIRECTV Group, Inc.

                              /s/ Bruce B. Churchill
                              -----------------------------------------
                              Name: Bruce B. Churchill
                              Title: Executive Vice President and
                                     Chief Financial Officer



                              Hughes Communications, Inc.

                              /s/ Larry D. Hunter
                              -----------------------------------------
                              Name: Larry D. Hunter
                              Title: Senior Vice President and
                                     General Counsel



                              Hughes Communications Galaxy, Inc.

                              /s/ Larry D. Hunter
                              -----------------------------------------
                              Name: Larry D. Hunter
                              Title: Senior Vice President and
                                     General Counsel



                              Hughes Communications Satellite Services, Inc.

                              /s/ Larry D. Hunter
                              -----------------------------------------
                              Name: Larry D. Hunter
                              Title: Senior Vice President and
                                     General Counsel